Exhibit (a)(1)(D)

ELECTION FORM

Election Form and Instructions

LAMAR ADVERTISING COMPANY

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

Before submitting this Election Form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Exchange Certain Outstanding Options for New Options (the “Offer to Exchange”); (2) the related Cover Letter to Eligible Participants from Kevin P. Reilly, Jr. dated June 3, 2009; (3) this Election Form, including the instructions that follow; and (4) the Withdrawal Form. The offer is subject to the terms of these documents and expires at 5:00 p.m., Central Time, on July 1, 2009, unless extended.

If you wish to participate in the stock option exchange program, please check the appropriate box:
☐	Yes, I wish to participate in the offer as to all of my eligible options.
OR
☐	Yes, I wish to participate in the offer but only as to my eligible options listed below:

Grant Number(s):	Grant Date(s):

(Attach additional sheet(s) if necessary)

BY PARTICIPATING, I AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

Participant Signature	Date

Participant Name (please print)

THIS ELECTION FORM, WHETHER SUBMITTED BY E-MAIL, FAX OR HAND DELIVERY, MUST BE RECEIVED NO LATER THAN 5:00 P.M., CENTRAL TIME, ON JULY 1, 2009.

INTEROFFICE, U.S. MAIL OR OTHER POST, AND OVERNIGHT DELIVERY SERVICE
(SUCH AS FEDERAL EXPRESS) ARE NOT PERMITTED.

LAMAR ADVERTISING COMPANY

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Participation in this Offer.

You may exchange outstanding options granted to you by Lamar under our 1996 Equity Incentive Plan with an exercise price equal to or greater than $25.00 per share for a lesser number of new options that will have an exercise price equal to the closing price on the exchange date, which is expected to be July 2, 2009. The number of new options you receive depends on the number and exercise price of the eligible options submitted for exchange, as described in Section 3 of the Offer to Exchange. Your new options will be subject to the terms and conditions, including the vesting schedule, described in Section 10 of the Offer to Exchange. Vesting on any date is subject to your continued service to Lamar or one of its subsidiaries through each relevant vesting date. You will give up your rights to your current options that are exchanged for new options.

2.	Delivery of the Election Form.

If you choose to participate in the offer, you must deliver to Lamar a properly completed Election Form before 5:00 p.m., Central Time, on July 1, 2009 (unless the offer is extended) by completing an Election Form and delivering it to us via:

•	E-mail to dwatson@lamar.com (attaching a PDF or similar imaged document file of your Election Form);

•	Fax to Debra Watson at (225) 926-1192; or

•	Hand-delivery to Debra Watson at Lamar.

Only Election Forms that are properly completed and actually received by the deadline will be accepted. The delivery of the Election Form and any other required documents is at your risk. Delivery will be deemed made only when actually received by Lamar. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Election Form by e-mail within two (2) business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your Election Form has been received. Election forms submitted by any other means than those set forth above, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly submitted and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Lamar will not accept any alternative, conditional or contingent submission of options for exchange. Although it is our intent to send you an e-mail confirmation of receipt of this Election Form, by completing and submitting this Election Form, you waive any right to receive any notice except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you will merely be a notification that we have received your Election Form and will not mean that your options have been accepted for exchange.

3.	Selecting Eligible Options.

You may select which eligible options you wish to exchange on a grant by grant basis. If you want to exchange options covered by a particular grant, you must submit for exchange all the options covered by that grant. If you already have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised. However, if an eligible option is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the portion (and it must be the entire portion) beneficially owned by the eligible participant may be submitted for exchange.

4.	Changing Your Mind: Withdrawal and Later Elections.

You can later choose not to exchange some or all of the options you previously selected for exchange at any time before 5:00 p.m., Central Time, on July 1, 2009, or any later expiration date if Lamar extends the offer beyond that time. In addition, although Lamar currently intends to accept your validly submitted options for exchange promptly after the expiration of the offer, if we have not accepted your options by 5:00 p.m., Central Time, on July 30, 2009, you may withdraw submitted options at any time thereafter.

To withdraw some or all of your options previously submitted for exchange, you must properly submit a Withdrawal Form as specified in the instructions to the Withdrawal Form. If you again change your mind and wish to exchange some or all of your eligible options, you must properly submit another Election Form before the expiration date. You will be bound by the last properly submitted Election Form or Withdrawal Form we receive prior to the expiration date.

5.	Signatures on this Election Form.

Election Forms submitted via e-mail, fax or hand delivery must be signed by the person holding the options or another person with the legal authority to act on behalf of the person holding the options. The signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change. Your signature and submission of the Election Form indicate that you have read and agreed to the terms of the Offer to Exchange as set forth in the offer documents provided.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Lamar of the authority of that person to act in that capacity must be submitted with this Election Form.

6.	Other Information on this Election Form.

In addition to signing this Election Form, you must print your name and date the form.

7.	Requests for Assistance or Copies.

Any questions and any requests for copies of the Offer to Exchange or other forms may be directed to Debra Watson, by e-mail at dwatson@lamar.com or telephone at (800) 235-2627 (ext. 339), or Tammy Duncan, by e-mail at tduncan@lamar.com or telephone at (800) 235-2627 (ext. 254). Copies will be furnished promptly at Lamar’s expense.

8.	Irregularities.

We will determine, in our discretion, whether options have been validly submitted for exchange in this offer, including the time of receipt of election and Withdrawal Forms. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Election Form that we determine is not in appropriate form or any options submitted for exchange that we determine are unlawful to accept. We will accept for exchange all validly submitted options that are not subsequently and validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any submission of any particular options or for any particular option holder, provided that if we grant any such waiver it will be granted with respect to all option holders and options submitted for exchange. No options will be deemed to have been properly submitted for exchange until all defects or irregularities have been cured by the eligible participant or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the expiration of the offering period, subject only to an extension that we may grant in our discretion.

9.	Additional Documents to Read.

In addition to the documents making up this offer, you should be sure to read the other documents referenced in the Offer to Exchange before deciding whether to participate in this offer or not. Any requests for copies of these other documents may be directed to Debra Watson, by e-mail at dwatson@lamar.com or telephone at (800) 235-2627 (ext. 339), or Tammy Duncan, by e-mail at tduncan@lamar.com or telephone at (800) 235-2627 (ext. 254). Copies will be furnished promptly at Lamar’s expense.

10.	Important Tax Information.

You should refer to Section 15 of the Offer to Exchange, which contains important tax information. We strongly recommend that you consult with your personal financial, legal and/or tax advisors with respect to the federal or non-U.S., state and local tax consequences of participating or not participating in this offer.

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